United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:	Media John Armstrong (412) 433-6792 Investors/Analysts Dan Lesnak (412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS
2008 FOURTH QUARTER AND FULL-YEAR RESULTS

Earnings Highlights

(Dollars in millions except per share data)	4Q 2008	3Q 2008	4Q 2007	2008	2007
Net sales	$4,565	$7,312	$4,535	$23,817	$16,873
Segment income (loss) from operations
Flat-rolled	$(2)	$846	$63	$1,409	$382
U. S. Steel Europe	(134)	173	85	498	687
Tubular	559	420	83	1,207	356
Other Businesses	22	22	26	78	84
Total segment income from operations	$445	$1,461	$257	$3,192	$1,509
Retiree benefit expenses	(18)	(6)	(15)	(22)	(143)
Other items not allocated to segments	122	(128)	(126)	(74)	(153)
Income from operations	$549	$1,327	$116	$3,096	$1,213
Net interest and other financial costs	23	46	44	62	105
Income tax provision	210	339	31	862	218
Net income	$308	$919	$35	$2,130	$879
- Per basic share	$2.65	$7.84	$0.29	$18.19	$7.44
- Per diluted share	$2.65	$7.79	$0.29	$18.11	$7.40

PITTSBURGH, January 27, 2009 - United States Steel Corporation (NYSE: X) reported fourth quarter 2008 net income of $308 million, or $2.65 per diluted share, compared to third quarter 2008 net income of $919 million, or $7.79 per diluted share, and fourth quarter 2007 net income of $35 million, or $0.29 per diluted share.  Fourth quarter 2008 net income was increased by $76 million, or 65 cents per diluted share, by certain items as discussed below.

For full-year 2008, U. S. Steel reported net income of $2,130 million, or $18.11 per diluted share, compared with full-year 2007 net income of $879 million, or $7.40 per diluted share.

U. S. Steel Chairman and CEO John P. Surma said, “Although the global economic situation negatively affected fourth quarter results, we had an outstanding year in 2008, with record net sales, income from operations and net income.  Our strategic acquisitions positioned us to realize substantial benefits from strong global market conditions during most of 2008.”

The company reported fourth quarter 2008 income from operations of $549 million, compared with income from operations of $1,327 million in the third quarter of 2008 and $116 million in the fourth quarter of 2007.  For the year 2008, income from operations was $3,096 million versus income from operations of $1,213 million for the year 2007.

Other items not allocated to segments in the fourth quarter of 2008 consisted of a $150 million pre-tax gain from the reversal of a contingent funding obligation as a result of the termination of the Clairton 1314B Partnership, partially offset by a pre-tax charge of $28 million related to our decision to exit the drawn-over-mandrel tubular business.  These items increased fourth quarter 2008 net income by $76 million, or 65 cents per diluted share.  Other items not allocated to segments in the third quarter of 2008 reduced net income by $79 million, or 67 cents per diluted share.  Other items not allocated to segments in the fourth quarter of 2007 decreased net income by $117 million, or 98 cents per diluted share.

Net interest and other financial costs in the fourth quarter of 2008 included an immaterial foreign currency gain related to the remeasurement of an $815 million U.S. dollar-denominated intercompany loan to a European subsidiary and related euro-U.S. dollar derivatives activity.  This compares to a foreign currency loss of $39 million, or 33 cents per diluted share, for these items in the third quarter of 2008.

The annual effective tax rate for 2008 was higher than previous estimates due to a lower than anticipated percentage of total pre-tax earnings generated by our European operations.  As a result, our fourth quarter income tax provision included a $55 million adjustment to previously recorded tax expense.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure to evaluate ongoing operating results and performance.  Effective with the fourth quarter of 2008, the operating results of our iron ore operations, which were previously included in Other Businesses, are included in the Flat-rolled segment.  The iron ore operations are managed as part of our Flat-rolled segment, which consumes almost all of our iron ore production.  Prior periods have been restated to reflect this change.

U. S. Steel’s reportable segments and Other Businesses reported segment income from operations of $445 million, or $106 per ton, in the fourth quarter of 2008, compared with $1,461 million, or $227 per ton, in the third quarter of 2008 and $257 million, or $43 per ton, in the fourth quarter of 2007.

Flat-rolled’s fourth quarter results were significantly lower than the third quarter primarily reflecting lower shipments and average realized prices.  Net favorable inventory effects of approximately $90 million, primarily from LIFO liquidations, provided a partial offset.  Flat-rolled operated at 45 percent of capability in the fourth quarter as we temporarily idled several facilities and reduced operations at others in response to reduced customer demand.  We idled the hot end at Hamilton Works in November and idled Granite City Works, Great Lakes Works and Keetac iron ore operations in December.

U. S. Steel Europe (USSE) recorded an operating loss in the fourth quarter mainly due to lower shipments and average realized prices, and a lower of cost or market charge of approximately $30 million related to inventory.  Production rates averaged 51 percent of capability for the quarter as a result of lower customer order rates.

Fourth quarter Tubular results were a record and improved from the third quarter as average realized prices increased and markets for tubular products were favorable.

Outlook

Commenting on U. S. Steel’s outlook, Surma said, “We expect an operating loss in the first quarter as results continue to reflect the extremely difficult global economic environment.  We do not know when conditions may improve, but we are well positioned to fully participate in a market recovery when it occurs.  In the meantime, we continue aggressive efforts to maximize liquidity and reduce costs and will take additional actions as market conditions warrant.”

Flat-rolled results for first quarter 2009 are expected to decrease substantially from fourth quarter 2008 primarily due to further declines in shipments as a result of lower customer demand, lower average realized prices and reduced effects from LIFO liquidations.

First quarter 2009 results for USSE are expected to be comparable to the fourth quarter as lower raw material acquisition costs begin to be reflected in cost of sales, and average realized prices are expected to be lower.

Results for Tubular in the first quarter of 2009 are expected to decrease significantly from fourth quarter 2008, although we expect to remain profitable.  Shipments and average realized prices are expected to decrease in line with market trends.

Capital expenditures for 2009 are expected to total approximately $740 million.  This excludes spending for a coke plant to supply Granite City Works by an unrelated third party, which we consolidate in our financial results.

Total costs for pension and other benefits plans are expected to be approximately $360 million in 2009 compared to $227 million in 2008, including an increase of approximately $100 million in pension expense primarily as a result of 2008 asset performance.  At year-end, our pension plans were underfunded on an accounting basis by approximately $2.0 billion and other benefits plans were underfunded by approximately $3.1 billion.

Common Stock Repurchase Program

We repurchased 260,000 shares of U. S. Steel common stock for $14 million during the fourth quarter, bringing total repurchases to 16.3 million shares for approximately $1 billion since the repurchase program was originally authorized in July 2005.  As of December 31, 2008, 4.4 million shares remained authorized for repurchase.  We have suspended repurchases under this program.

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending and employee benefit costs.  U. S. Steel has been, and we expect will continue to be, negatively impacted by the current global credit and economic problems.  U. S. Steel cannot control or predict the extent and timing of economic recovery, nor can we assure that European natural gas supplies will continue unimpeded by political actions.  When a recovery occurs, U. S. Steel will incur costs related to the restart of idled facilities, but we cannot accurately forecast the amount of such costs.  Other more normal factors that could affect market conditions, costs, shipments and prices for both North American operations and USSE include, among others, global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices, usage and availability; raw materials and transportation prices and availability; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax, pension and other laws; the terms of collective bargaining agreements; employee strikes or other labor issues; power outages; and U.S. and global economic performance and political developments.  Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies.  Economic conditions and political factors in Europe and Canada that may affect USSE’s and USSC’s results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, government instability, political unrest, regulatory changes, export quotas, tariffs and other protectionist measures.  Factors that may affect our ability to construct new facilities include levels of cash flow from operations, general economic conditions, business conditions, availability of capital, whether or not assets are purchased or financed by operating leases, receipt of necessary permits and unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires, which could delay the timing of completion of particular capital projects.  Factors that may affect the amount of net periodic benefit costs include, among others, changes to laws affecting benefits, pension fund investment performance, liability changes and interest rates.  In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in the Form 10-K of U. S. Steel for the year ended December 31, 2007, and in subsequent filings for U. S. Steel.

*****

A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on fourth quarter earnings on Tuesday, January 27, at 3 p.m. EST.  To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the “Investors” button.

For more information on U. S. Steel, visit our web site at www.ussteel.com.

-oOo-

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31
(Dollars in millions)	2008	2008	2007	2008	2007
NET SALES	$4,565	$7,312	$4,535	$23,817	$16,873

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	3,887	5,752	4,110	19,779	14,633
Selling, general and administrative expenses	155	151	178	619	589
Depreciation, depletion and amortization	141	149	153	605	506
Income from investees	(15)	(51)	(7)	(107)	(26)
Net gains on disposal of assets	(9)	(6)	(3)	(17)	(23)
Other (income) loss, net	(143)	(10)	(12)	(158)	(19)
Total operating expenses	4,016	5,985	4,419	20,721	15,660
INCOME FROM OPERATIONS	549	1,327	116	3,096	1,213
Net interest and other financial costs	23	46	44	62	105
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	526	1,281	72	3,034	1,108
Income tax provision	210	339	31	862	218
Minority interests	8	23	6	42	11
NET INCOME	$308	$919	$35	$2,130	$879

COMMON STOCK DATA:

Net income per share:
- Basic	$2.65	$7.84	$0.29	$18.19	$7.44
- Diluted	$2.65	$7.79	$0.29	$18.11	$7.40

Weighted average shares, in thousands:
- Basic	116,147	117,169	117,813	117,102	118,090
- Diluted	116,445	117,826	118,581	117,621	118,815

Dividends paid per common share	$.30	$.30	$.20	$1.10	$.80

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Year Ended
	December 31
(Dollars in millions)	2008	2007
Cash provided from operating activities:
Net income	$2,130	$879
Depreciation, depletion and amortization	605	506
Pensions and other postretirement benefits	(502)	(157)
Deferred income taxes	377	182
Noncash other income	(150)	-
Net gains on disposal of assets	(17)	(23)
Changes in: Current receivables	(290)	222
Inventories	(325)	305
Current accounts payable and accrued expenses	85	(440)
Bank checks outstanding	(42)	(13)
Other operating activities	(213)	271
Total	1,658	1,732
Cash used in investing activities:
Capital expenditures	(896)	(692)
Acquisition of non-controlling interests of Clairton 1314B Partnership, L.P.	(104)	-
Acquisition of pickle lines	(36)	-
Acquisition of Lone Star Technologies, Inc.	-	(1,993)
Acquisition of Stelco Inc.	(1)	(2,036)
Disposal of assets	24	42
Other investing activities	(19)	4
Total	(1,032)	(4,675)
Cash (used in) provided by financing activities:
Issuance of long-term debt	-	2,976
Repayments of long-term debt	(380)	(873)
Revolving credit facilities - borrowings	359	-
- repayments	(44)	-
Common stock issued	5	18
Common stock repurchased	(227)	(117)
Dividends paid	(129)	(95)
Other financing activities	111	(5)
Total	(305)	1,904
Effect of exchange rate changes on cash	2	18
Total net cash flow	323	(1,021)
Cash at beginning of the year	401	1,422
Cash at end of the year	$724	$401

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	Dec. 31	Dec. 31
(Dollars in millions)	2008	2007
Cash and cash equivalents	$724	$401
Receivables, net	2,288	2,077
Inventories	2,503	2,279
Other current assets	221	202
Total current assets	5,736	4,959
Property, plant and equipment, net	6,684	6,688
Investments and long-term receivables, net	709	694
Prepaid pensions	36	734
Goodwill and intangible assets, net	1,889	2,131
Other assets	1,076	426
Total assets	$16,130	$15,632
Accounts payable	$1,484	$1,730
Payroll and benefits payable	973	995
Short-term debt and current maturities of long-term debt	81	110
Other current liabilities	244	168
Total current liabilities	2,782	3,003
Long-term debt, less unamortized discount	3,064	3,147
Employee benefits	4,781	3,187
Other long-term liabilities and minority interests	590	764
Stockholders’ equity	4,913	5,531
Total liabilities and stockholders’ equity	$16,130	$15,632

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	December 31
(Dollars in millions)	2008	2008	2007	2008	2007

INCOME (LOSS) FROM OPERATIONS
Flat-rolled(a)(d)	$(2)	$846	$63	$1,409	$382
U. S. Steel Europe	(134)	173	85	498	687
Tubular(b)	559	420	83	1,207	356
Other Businesses(c)(d)	22	22	26	78	84
Segment Income from Operations	445	1,461	257	3,192	1,509
Retiree benefit expenses(e)	(18)	(6)	(15)	(22)	(143)
Other items not allocated to segments:
Contingent liability reversal	150	-	-	150	-
Labor agreement signing bonuses	-	(105)	-	(105)	-
Litigation reserve	-	-	-	(45)	-
Drawn-over-mandrel charge	(28)	-	-	(28)	-
Environmental remediation charge	-	(23)	-	(23)	-
Flat-rolled inventory transition effects	-	-	(58)	(23)	(58)
Tubular inventory transition effects	-	-	(11)	-	(38)
Workforce reduction charges	-	-	(57)	-	(57)
Total Income from Operations	$549	$1,327	$116	$3,096	$1,213

CAPITAL EXPENDITURES
Flat-rolled(a)(d)	$175	$209	$127	$626	$418
U. S. Steel Europe	67	62	86	210	215
Tubular(b)	11	9	10	29	23
Other Businesses (d)	11	13	9	31	36
Total	$264	$293	$232	$896	$692

(a)
Includes the results of the businesses acquired from Stelco Inc. as of October 31, 2007, excluding the real estate interests, and includes the results of the pickle lines acquired from Nelson Steel as of August 29, 2008.

(b)	Includes the results of the businesses acquired from Lone Star Technologies, Inc. as of June 14, 2007, excluding the results of a railroad.
(c)	Includes the results of the real estate interests acquired from Stelco Inc. as of October 31, 2007.
(d)	The operating results of our iron ore operations, which were previously included in Other Businesses, are included in the Flat-rolled segment. Prior periods have been restated to reflect this change.
(e)	Full-year 2007 includes certain profit-based expenses for former National employees pursuant to provisions of the 2003 labor agreement with the United Steelworkers.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Year Ended
	Dec. 31	Sept. 30 31	Dec. 31	December 31
(Dollars in millions)	2008	2008	2007	2008	2007

OPERATING STATISTICS
Average realized price: ($/net ton)(a)
Flat-rolled(b)	805	907	627	780	642
U. S. Steel Europe	847	1,086	752	932	720
Tubular(c)	2,675	2,390	1,299	2,041	1,335
Steel Shipments:(a)(d)
Flat-rolled(b)	2,790	4,505	4,146	16,845	14,534
U. S. Steel Europe	908	1,409	1,385	5,651	6,139
Tubular(c)	500	519	421	1,952	1,422
Total Steel Shipments	4,198	6,433	5,952	24,448	22,095
Intersegment Shipments:(d)
Flat-rolled to Tubular	420	540	314	1,877	912
Raw Steel-Production:(d)
Flat-rolled(b)	2,736	5,282	4,681	19,190	16,838
U. S. Steel Europe	954	1,623	1,467	6,410	6,792
Raw Steel-Capability Utilization:(e)
Flat-rolled(b)	44.7%	86.2%	82.0%	79.0%	83.3%
U. S. Steel Europe	51.1%	87.0%	78.6%	86.6%	91.8%

(a)	Excludes intersegment shipments.
(b)
Includes the results of the businesses acquired from Stelco Inc. as of October 31, 2007, excluding the real estate interests, and includes the results of the pickle lines acquired from Nelson Steel as of August 29, 2008.

(c)	Includes the results of the businesses acquired from Lone Star Technologies, Inc. as of June 14, 2007, excluding the results of a railroad.
(d)	Thousands of net tons.
(e)
Based on annual raw steel production capability of 19.4 million net tons for Flat-rolled prior to October 31, 2007 and 24.3 million net tons thereafter, and 7.4 million net tons for U. S. Steel Europe.